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                                                                    Exhibit 99.1


FOR IMMEDIATE RELEASE
MAY 11, 2000


              MANSUR INDUSTRIES REPORTS FIRST QUARTER 2000 RESULTS

                      - OPERATIONS CONSOLIDATED NATIONWIDE
                      - $2MM RAISED THROUGH PRIVATE PLACEMENT


MIAMI, Florida, May 11, 2000-- Mansur Industries Inc. (NASDAQ: MANS) today reported its first quarter 2000 operating results.

Revenues for the three months ended March 31, 2000 were $4,286,000 compared to revenues of $4,013,000 in the corresponding period of 1999, a 7% increase. The Company incurred an operating loss for the three months ended March 31, 2000 of $3,463,000 compared with an operating loss of $3,550,000 in the corresponding period of 1999. The Company's net loss for the three months ended March 31, 2000 was $4,243,000 or a loss of 89 cents per share, compared with a net loss of $3,997,000 or a loss of 87 cents per share, in the corresponding period of 1999.

First quarter revenues were negatively impacted as a result of short term disruptions caused by the aggressive consolidation of the Company's distribution and service infrastructure nationwide eliminating redundant or nonproductive resources in the field and in the corporate offices, while restructuring the direct sales and service organization into 15 tightly controlled districts. Paul
I. Mansur, Chief Executive Officer, stated that "we are pleased to report that the Company has undergone an ambitious streamlining of its entire organization including a reorganization of our direct sales force to enhance efficiency and productivity while". Mr. Mansur further stated that "although the Company's aggressive consolidation has negatively impacted first quarter sales and is expected to impact second quarter sales to a lesser extent, we believe that the changes will facilitate the Company's transition to profitability during the second half of 2000 and significantly enhance long term profitability."

Mansur Industries also announced today the private sale of $2 million of 8.25% Convertible Preferred Stock redeemable in 2004. The Preferred Stock is convertible into common stock at a price equal to $5.50 per share. The Preferred Stock was purchased by current preferred shareholders of the Company, Hanseatic Americas LDC and Environmental Opportunities Funds II L.P., in equal amounts of $1 million each. The investors also received warrants to acquire an aggregate of 363,636 shares of common stock at an exercise price of $5.50 per share. Representatives of the investors will be added to the Company's Board of Directors. The Company plans to use the proceeds for general working capital purposes.

Founded in 1990, Mansur Industries designs, manufacturers, sells and supports a full range of self contained, recycling industrial parts washing products for use in the automotive, aviation, marine and general industrial markets. The Company has been awarded ten patents for its products which incorporate innovative, proprietary resource recovery and waste minimization technologies. The Company is headquartered in Miami, Florida.

THIS PRESS RELEASE CONTAINS FORWARD-LOOKING STATEMENTS REGARDING FUTURE EVENTS AND THE FUTURE PERFORMANCE OF MANSUR INDUSTRIES THAT INVOLVES RISKS AND UNCERTAINTIES THAT COULD CAUSE ACTUAL EVENTS TO DIFFER MATERIALLY. WE REFER YOU TO THE DOCUMENTS THAT MANSUR INDUSTRIES FILES FROM TIME TO TIME WITH THE SECURITIES AND EXCHANGE COMMISSION WHICH CONTAIN IMPORTANT FACTORS THAT COULD CAUSE ITS RESULTS TO DIFFER FROM ITS CURRENT EXPECTATIONS.


CONTACT:  Mansur Industries Inc.
Paul I. Mansur, Chief Executive Officer, (305) 593-8015